SUB-SUB-ADVISORY AGREEMENT

THIS SUB-SUB-ADVISORY AGREEMENT (“Agreement”) is made as of September 10, 2019 (the “Effective Date”), by and between SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., a Corporation organized under the laws of the State of Delaware with its principal place of business at 7 Bryant Park, 19th Floor, New York 10018 (“Manager”), and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED, a UK corporation with its principal place of business at 1 London Wall Place, London, UK EC2Y 5AU (“Sub-Adviser”).

WHEREAS, Manager has by separate contract agreed to serve as the investment sub-adviser to the Cornerstone Capital Access Impact Fund (the “Fund”), a series portfolio of the Capitol Series Trust (the “Trust”), an Ohio business trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified management investment company;

WHEREAS, Manager’s contract with the Fund’s investment adviser allows it to delegate certain investment advisory services to other parties; and

WHEREAS, Manager desires to retain Sub-Adviser to perform certain discretionary investment sub-advisory services for the Fund, and Sub-Adviser is willing to perform such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER.

(a)	INVESTMENT PROGRAM. Subject to the control and supervision of the Board of Trustees of the Fund (the “Board”) and Manager, Sub-Adviser shall, at its expense, continuously furnish to the Fund an investment program for such portion, if any, of Fund assets that are allocated to it by Manager from time to time. With respect to such assets, Sub-Adviser will make investment decisions and will place all brokerage orders for the purchase and sale of portfolio securities.

In the performance of its duties, Sub-Adviser will act in the best interests of the Fund and will comply with:

(i)	applicable laws and regulations, including, but not limited to, the 1940 Act;

(ii)	the terms of this Agreement;

(iii)	the stated investment objective, policies and restrictions of the Fund, as stated in the then-current registration statement of the Fund; and

(iv)	such other guidelines as the Board or Manager may establish with respect to the Fund by advance notice to the Sub-Adviser.

Manager shall be responsible for providing Sub-Adviser with the Trust's Declaration of Trust, as filed with the Secretary of State of Ohio on September 27, 2013, and all amendments thereto or restatements thereof, the Trust’s Bylaws and amendments thereto, resolutions of the Trust’s Board authorizing the appointment of Sub-Adviser and approving this Agreement and current copies of the materials specified in Subsections (a)(iii) and (iv) of this Section 1. At such times as may be reasonably requested by the Board or Manager, Sub-Adviser will provide them with economic and macro investment analysis and reports, and make available to the Board any economical, statistical, or investment services.

(b)	AVAILABILITY OF SUB-ADVISER. Sub-Adviser, at its expense, will provide or make available to Manager and/or the Board information and access to its portfolio managers and other appropriate personnel for periodic commentaries regarding the performance of the Fund as may be reasonably requested from time to time by Manager, the Board, Chief Compliance Officer of the Trust (“Trust CCO”) or as otherwise may be specified by Manager in any due diligence and oversight procedures, including any quarterly certifications and compliance reports, that the Manager and/or Trust CCO may establish and amend from time to time (the “Procedures”).

(c)	SUB-ADVISER EXPENSES. Sub-Adviser, at its expense, will pay for all expenses that are required for it to execute its duties under this Agreement and any other expenses the Sub-Adviser agrees in writing to bear. Sub-Adviser shall not be obligated pursuant to this Agreement to pay any expenses of or for the Fund not expressly assumed by Sub-Adviser pursuant to this Agreement.

(d)	COMPLIANCE REPORTS. Sub-Adviser, at its expense, will provide Manager and/or Trust CCO with periodic compliance reports relating to its duties under this Agreement and on an as needed basis. Such compliance reports shall, at a minimum, contain information required by the Procedures, and they shall be delivered as frequently as the Procedures may call for or as frequently as may be reasonably requested by the Manager, Board and/or the Trust CCO.

(e)	VALUATION. As may be reasonably requested from time to time by the Manager and the Fund’s other service providers, Sub-Adviser shall assist in the valuation of the portfolio securities of the Fund and obtain information about securities that may be purchased for the Fund by the Sub-Adviser with respect to which reliable prices are not available through customary pricing services and otherwise assist the Fund in pricing such assets appropriately. Sub-Adviser agrees to make commercially reasonable efforts to promptly bring to the attention of Manager any events that Sub-Adviser determines to be “significant events” that cause Sub-Adviser to internally revalue a security or investment. Manager acknowledges and agrees that (i) any such information provided by Sub-Adviser may be proprietary to Sub-Adviser or otherwise consist of nonpublic information, (ii) nothing in this Agreement shall require Sub-Adviser to provide any information in contravention of applicable legal or contractual requirements, and (iii) any such information will be used only for the purpose of pricing portfolio securities and will be maintained as confidential; provided, however, that none of the conditions in this sentence shall preclude the Trust’s CCO (x) from having access to such information (other than applicable law or contractual requirements with pricing vendors), (y) from making appropriate public disclosures or (z) from maintaining such information as part of the Trust’s books and records as required by federal securities laws.

(f)	EXECUTING PORTFOLIO TRANSACTIONS. Sub-Adviser will place all orders pursuant to its investment determinations for the Fund either directly with the issuer or through broker-dealers that Manager has informed Sub-Adviser have been approved. Additional broker-dealers may be suggested by Sub-Adviser, and Manager’s approval of such broker-dealers may not be unreasonably withheld. Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, Sub-Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission and dealer’s spread or mark-up, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker-dealer involved, the general execution and operational facilities of the broker- dealer and the quality of service rendered by the broker-dealer in other transactions. Subject to such policies as the Board may determine, Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer that provides brokerage and research services to Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer offering equally good execution capability in the portfolio investment would have charged for effecting that transaction if Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or Sub-Adviser’s overall responsibilities with respect to the Fund and to other clients of Sub-Adviser as to which Sub-Adviser exercises investment discretion. Any entity or person associated with Manager or Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Sub-Adviser and/or Manager may retain compensation for such transactions.

(g)	PROXY VOTING. Sub-Adviser shall vote proxies for the Fund in a manner consistent with the Sub-Adviser’s Proxy Voting Policy and the Fund’s disclosure documents and provide information to the Fund and Manager as to such voting upon request. Sub-Adviser shall assist the Trust CCO in compiling the proxy voting record for submission to the Securities and Exchange Commission (“SEC”) on Form N-PX on a periodic basis and shall, upon request, review drafts of such submission prior to filing.

2.	CODE OF ETHICS. Sub-Adviser has adopted a written code of ethics (“Sub-Adviser’s Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act. Sub-Adviser shall provide the Sub-Adviser’s Code of Ethics to the Trust prior to this Agreement being presented to the Board for initial approval, as well as the certification contemplated by Rule 17j-1. Sub-Adviser shall seek to ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Thereafter, upon request, Sub-Adviser shall provide the Trust with a (i) copy of Sub-Adviser’s Code of Ethics, as in effect from time to time, and any proposed amendments thereto that the Trust CCO determines should be presented to the Board, and (ii) certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Sub-Adviser’s Code of Ethics. Annually, Sub-Adviser shall furnish a written report to the Board, which complies with the requirements of Rule 17j-1, concerning Sub-Adviser’s Code of Ethics. Sub-Adviser shall respond to requests for information from the Trust as to violations of Sub-Adviser’s Code of Ethics by Access Persons and the sanctions imposed by Sub-Adviser. Sub-Adviser shall notify the Trust as soon as practicable after it becomes aware of any material violation of Sub-Adviser’s Code of Ethics, whether or not such violation relates to a security held by any Fund; provided, however, that the following violations, if they have no impact on the Fund and do not result in any regulatory reporting, need only be reported on a quarterly basis: failures to obtain pre-clear approval for personal trades and material violations that result from repeated immaterial violations.

3.	BOOKS AND RECORDS. Pursuant to applicable rules under the 1940 Act and other relevant laws, including the Investment Advisers Act of 1940 (the “Advisers Act”), Sub-Adviser agrees that: (a) all records it maintains solely for the Fund are the property of the Fund; (b) it will surrender promptly to the Trust or Manager any such records (or copies of such records) upon request from the Manager, Trust or the Trust’s CCO; (c) it will maintain the records that the Fund and the Adviser are required to maintain pursuant to the 1940 Act and the Advisers Act insofar as such records relate to Sub-Adviser’s services pursuant to this Agreement; and (d) it will preserve for the periods prescribed by the 1940 Act and the Advisers Act the records it maintains for the Fund. Notwithstanding subsection (b) above, Sub-Adviser may maintain copies of such records to comply with its recordkeeping obligations.

4.	OTHER RELATIONSHIPS. It is understood that Sub-Adviser and persons controlled by or under common control with Sub-Adviser have, and will continue to have, advisory, management service and other agreements with other organizations and persons, as well as other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships.

5.	REPRESENTATIONS AND WARRANTIES.

(a)	Sub-Adviser represents and warrants to Manager as follows:

(i)	PROPERLY REGISTERED. Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. Sub-Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of Sub-Adviser, there is no proceeding or investigation that is reasonably likely to result in Sub-Adviser being prohibited from performing the services contemplated by this Agreement. Sub-Adviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser to an investment company. Sub-Adviser is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(ii)	ADV DISCLOSURE. Sub-Adviser has provided the Board with a copy of its Form ADV and will, promptly after materially amending its Form ADV, furnish a copy of such amendments to the Trust. The information contained in Sub-Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Manager on behalf of itself and on behalf of the Fund acknowledges receipt of a copy of Part 2a and Part 2b of the Sub-Adviser’s Form ADV in compliance with Rule 204-3(b) under the Investment Advisor’s Act of 1940, as amended.

(iii)	FUND DISCLOSURE DOCUMENTS. Sub-Adviser has reviewed and will in the future review the registration statement and any amendments or supplements thereto, the annual or semi-annual reports to shareholders, other reports filed with the Commission and any marketing material of the Fund (collectively the “Disclosure Documents”) that are provided to the Sub-Adviser for review and represents and warrants that with respect to disclosure about Sub-Adviser, the manner in which Sub-Adviser manages the Fund or information relating directly or indirectly to Sub-Adviser, such information provided by Sub-Adviser in connection with the preparation of such Disclosure Documents contain or will contain, as of the date thereof, no untrue statement of any material fact and does not and will not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

(iv)	INSURANCE. Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material adverse changes in its insurance policies or insurance coverage that are applicable to the services it provides the Fund, or (ii) if Sub-Adviser has reason to believe that any such material adverse changes are anticipated. Furthermore, Sub-Adviser shall, upon reasonable request, provide the Trust and Manager with any information it may reasonably require concerning the amount of or scope of such insurance.

(v)	NO DETRIMENTAL AGREEMENT. Other than allocation and aggregation policies and procedures that are reasonably designed to seek to treat all of the Sub Advisor’s clients equitably, Sub-Adviser has no arrangement or understanding with any party, other than Manager and the Trust, that would influence the decision of Sub-Adviser with respect to its selection of securities for the Fund and its management of the assets of the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(vi)	CONFLICTS. Sub-Adviser shall act honestly, in good faith and in the best interests of its clients and the Fund. Sub-Adviser maintains a Code of Ethics, which defines the standards by which Sub-Adviser conducts its operations consistent with its fiduciary duties and other obligations under applicable law.

(vii)	REPRESENTATIONS. The representations and warranties in this Section 5(a) shall be deemed to be made on the date this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 1(d).

(b)	Manager represents and warrants to Sub-Adviser as follows:

(i)	PROPERLY REGISTERED. Manager is registered with the SEC as an investment adviser under the Advisers Act, and will remain so registered for the duration of this Agreement. Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of Manager, there is no proceeding or investigation that is reasonably likely to result in Manager being prohibited from performing the services contemplated by this Agreement. Manager agrees to promptly notify Sub-Adviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser to an investment company. Manager is in compliance in all material respects with all applicable federal and state law in connection with its investment management operations.

(ii)	ADV DISCLOSURE. Manager has provided the Board with a copy of its Form ADV and will, promptly after amending its Form ADV, furnish a copy of such amendments to the Sub-Adviser. The information contained in Manager’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(iii)	FUND DISCLOSURE DOCUMENTS. Manager has reviewed and will in the future review the Disclosure Documents and represents and warrants that with respect to disclosure about Manager, the manner in which Manager overseas the Fund or information relating directly or indirectly to Manager, such information provided by Manager in connection with the preparation of such Disclosure Documents contain or will contain, as of the date thereof, no untrue statement of any material fact and does not and will not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

(iv)	INSURANCE. Manager maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Sub-Adviser (i) of any material changes in its insurance policies or insurance coverage, or (ii) if any material claims will be made on its insurance policies.

(v)	CONFLICTS. Manager shall act honestly, in good faith and in the best interests of its clients and the Fund. Manager maintains a Code of Ethics, which defines the standards by which Manager conducts its operations consistent with its fiduciary duties and other obligations under applicable law.

(vi)	REPRESENTATIONS. The representations and warranties in this Section 5(b) shall be deemed to be made on the date this Agreement is executed.

6.	FEE SPLIT. Manager will allocate a portion of its fee received in relation to its services to the Fund to the Sub-Adviser.

7.	CONFIDENTIALITY. Due to the nature of the relationships between the parties to this Agreement, the terms of this Agreement related to the compensation payable hereunder shall be kept in confidence by Manager and Sub-Adviser. Except as required by law, including but not limited to, the 1940 Act, or otherwise permitted by the Manager, the only permitted disclosure of the terms of this Agreement to non-affiliated entities shall be by Manager to its auditors, legal and compliance counsel, the Board, the Fund’s other service providers, and by Sub-Adviser to its auditors, accounting firm and legal, compliance counsel, the board of trustees/directors of any other investment company that the Sub-Adviser currently serves in an advisory capacity, and in response to due diligence questionnaires related to its investment advisory business, and in the marketing of the Sub-Adviser’s other products. Either party may disclose the terms of this Agreement if under subpoena, but has to provide the other party with written notice first, to the extent permissible by law. Either party may also disclose the terms of this Agreement during an SEC examination. For all other disclosures of the terms of this Agreement, the disclosing party shall receive written approval from the other party prior to disclosure.

Due to the sensitivity of the Agreement any violation of this section by the Manager shall be deemed to be a Material Breach (defined below).

Notwithstanding the foregoing, the Board and/or the Trust shall not be precluded from disclosing anything in this Agreement as the Board and/or the Trust deems necessary and/or appropriate.

8.	AMENDMENT OF AGREEMENT. Except to the extent permitted by applicable law, interpretation of the SEC and its staff and any exemptive orders issued by the SEC, this Agreement shall not be materially amended unless such amendment is approved by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, the Fund, Manager or Sub-Adviser (the “Independent Trustees”) and, to the extent required by the 1940 Act, by the affirmative vote of a majority of the outstanding shares of the Fund.

9.	DURATION AND TERMINATION OF THE AGREEMENT. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective unless it has first been approved (a) by a vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) if required under the 1940 Act, by an affirmative vote of a majority of the outstanding voting shares of the Fund. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

(a)	DURATION. This Agreement will terminate automatically, without the payment of any penalty, unless within two years after its initial effectiveness and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules thereunder.

(b)	TERMINATION BY THE BOARD OR SHAREHOLDERS. The Board, or pursuant to a vote of a majority of the outstanding voting shares of the Fund, the Trust, on behalf of the Fund, may at any time terminate this Agreement, without the payment of any penalty, by providing sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to Sub-Adviser. The Board may also terminate this Agreement with Cause (as defined below) effective immediately or as of such time as the Board deems appropriate.

(c)	TERMINATION BY PARTIES. Manager may at any time terminate this Agreement, without the payment of any penalty, by providing sixty (60) days’ advance written notice delivered or mailed by registered mail, postage prepaid, to Sub-Adviser. Sub-Adviser may terminate this Agreement effective on or after the second anniversary date of this Agreement commencing on the Effective Date, without the payment of any penalty, by providing 90 days’ advance written notice delivered or mailed by registered mail, postage prepaid, to Manager and the Trust on or before the second anniversary date of this Agreement. Notwithstanding the foregoing, in the event that: (i) the Fund's Manager engages in any conduct that ultimately results in any material SEC enforcement action taken against the Manager, the Sub-Adviser may terminate this Agreement within ninety (90) days after the public announcement of the SEC enforcement action on sixty (60) days' written notice to the Manager; or (ii) any of the Fund's Trustees, administrator, transfer agent and/or fund accounting agent or any of their respective officers, employees or affiliates who are directly involved with the Fund engage in any conduct that ultimately results in any material SEC enforcement action taken against such person or entity and the Board or Manager does not take action to terminate the relationship with such person or entity with respect to the Fund, then the Sub-Adviser may terminate this Agreement within ninety (90) days after the public announcement of the SEC enforcement action on ninety (60) days' written notice to the Manager.

(d)	ASSIGNMENT. This Agreement shall terminate, without the payment of any penalty, in the event of its assignment as that term is defined under the 1940 Act.

(e)	NO PREJUDICE AND TRANSITION. Any notice of termination served on Sub-Adviser by Manager shall be without prejudice to the obligation of Sub-Adviser to complete transactions already initiated or acted upon with respect to the Fund. Upon termination without proper notice as defined in this Agreement by Manager, Sub-Adviser will be paid all reasonable expenses Sub-Adviser necessarily incurs in terminating the Agreement. Upon termination of this Agreement, the duties of Manager delegated to Sub-Adviser under this Agreement automatically shall revert to Manager.

10.	MATERIAL BREACH. Due to the nature of this Agreement and of the services that are to be offered under it, violations of Sections 1(d) (Compliance Reports), 5 (Representations and Warranties), 6 (Compensation), 8 (Confidentiality), or 11 (Notification to Manager) would be deemed a violation of a severe nature (each a “Material Breach”). With respect to Section 6 of this Agreement, a failure to comply with the provisions thereof that is not remedied within thirty (30) days from written notification received from Sub-Adviser, shall be deemed a Material Breach. Upon a Material Breach, the injured party shall be able to:

(a)	Terminate this Agreement without penalty and without any future or further payments;

(b)	Cease to perform all actions and responsibilities to the other party;

(c)	Seek arbitration as well as court remedies both “in law” as well as “in equity;” provided that no punitive or penalty damages may be awarded; and

(d)	Recover reasonable attorney’s fees.

11.	NOTIFICATIONS.

To Manager.

Sub-Adviser promptly, within five (5) days, shall notify Manager in writing of the occurrence of any of the following events:

(a)	Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act with the SEC;

(b)	Sub-Adviser shall fail to comply or maintain any state or federal registration requirements for all governing entities, as well as SROs, that Sub-Adviser (whether through its own business or through activities that relate to the Fund) is subject to;

(c)	Sub-Adviser or any personnel shall have been served or otherwise have reason to believe that service is imminent of any action, suit, proceeding, formal inquiry or formal investigation, at law or in equity, before or by any court, public board or body, in each case, involving the affairs of the Fund;

(d)	Sub-Adviser or any personnel involved in managing the Fund are required to answer affirmatively any of the disciplinary questions found in Form ADV or on the Form U-4;

(e)	The transfer of controlling interest in Sub-Adviser or the departure of any named portfolio managers of the Fund;

(f)	Any other occurrence that reasonably could have a material adverse impact on the ability of Sub-Adviser to provide the services provided for under this Agreement; or

Sub-Adviser promptly, within thirty (30) days, shall notify Manager in writing of the occurrence of any of the following event:

(g)	Sub-Adviser hires or terminates any key personnel that perform a material role in the investment decision making process of Sub-Adviser with respect to the Fund;

To The Sub-Adviser.

Manager promptly, within two (2) business days, shall notify Sub-Adviser in writing of the occurrence of any of the following events:

(h)	Manager shall fail to be registered as an investment adviser under the Advisers Act with the SEC;

(i)	Manager shall fail to comply or maintain any state or federal registration requirements for all governing entities, as well as SROs, that Manager (whether through its own business or through activities that relate to the Fund) is subject to;

(j)	Manager or any personnel shall have been served or otherwise have reason to believe that service is imminent of any action, suit, proceeding, formal inquiry or formal investigation, at law or in equity, before or by any court, public board or body, in each case, involving the affairs of the Fund;

(k)	Manager or any personnel are required to answer affirmatively any of the disciplinary questions found in Form ADV or on the Form U-4;

(l)	The departure of, or transfer of controlling interest in Manager by, any management or other key personnel;

(m)	Any other occurrence that reasonably could have a material adverse impact on the ability of Manager to provide the services provided for under this Agreement; or

Manager promptly, within thirty (30) days, shall notify Sub-Adviser in writing of the occurrence of any of the following events:

(n)	Manager changes its auditor, accountant, bookkeeper, counsel, or any other third party service provider that participates in a material role in the financials or reporting of financials of the firm;

(o)	Manager hires or terminates any key personnel that perform a material role in the operations of Manager;

(p)	Manager hires or terminates any personnel that perform a material role in the financials or reporting of financial information of Manager;

(q)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the operations of Manager; or

(r)	If there is a material change in any of the roles or responsibilities of any key personnel that perform a material role in the financials or reporting of financials of Sub-Adviser.

12.	USE OF NAME. Manager is specifically authorized to use the name, track record, and reputation of Sub-Adviser in relation to promoting the Fund until the termination of this Agreement. However, this shall not grant Manager or Sub-Adviser any ownership in each other’s firm. Also, this authorization specifically excludes discussion with potential investors as to the terms of this Agreement; except as required by applicable law.

13.	BOARD COMMUNICATION. Sub-Adviser shall be permitted reasonable access and communication with the Board, provided that Sub-Adviser shall make commercially reasonable efforts to provide Manager with prior notice of such communication unless otherwise (i) required by the Fund’s policies and procedures, as determined in good faith by Sub-Adviser, or (ii) requested in writing by the Board. All other communications shall be directed through Manager. Sub-Adviser shall make itself (as well as its management) available to the Board as reasonably requested and as otherwise specified in this Agreement.

14.	USE OF DERIVATIVES. The Sub-Adviser may buy, sell or engage in transactions involving derivatives and other notional contracts (collectively, “Derivatives”), whether or not traded on any exchange or contract market, in managing the Fund in accordance with the Fund’s Registration Statement, other public filings with the SEC and the Fund’s investment guidelines. The Manager agrees that in that connection the Sub-Adviser, on the Fund’s behalf, and on such terms as the Sub-Adviser deems appropriate, may take any and all actions, or omit to take such actions, as it may in its discretion consider appropriate, including, but not limited to, selecting counterparties, executing brokers, clearing brokers and clearinghouses, as appropriate, negotiating and entering into agreements and arrangements governing or related to Derivatives (including without limitation ISDA Master Agreements and Credit Support Annexes and other master agreements or documents, confirmations and master confirmations, clearing documentation and agreements, and account opening and trading agreements), making representations and warranties, and generally taking steps intended to facilitate the entry into, trading, settling, margining and close out of Derivatives on the Fund’s behalf.

Further, the Sub-Adviser may, acting as agent on the Fund’s behalf, instruct the Fund’s custodian to provide collateral and margin in respect of Derivatives entered into for the Fund, including but not limited to initial and variation margin (whether or not the counterparty agrees to provide collateral or margin to or for the benefit of the Fund) and may instruct the Fund’s custodian to deliver margin to and deposit collateral and margin with the counterparty (or a person acting on the counterparty’s behalf). All Derivatives entered into for the Fund by the Sub-Adviser will be entered into by the Sub-Adviser in the Fund’s name or in the Sub-Adviser’s name on behalf of the Fund, and the Sub-Adviser is authorized to reveal the name of the Fund as it may in its discretion consider necessary or appropriate in connection with transactions in Derivatives for the Fund.

The Manager confirms that any limitations on the authority of the Sub-Adviser on behalf of the Fund to enter into transactions involving Derivatives, to negotiate, execute and deliver agreements or other documentation with respect thereto, or to perform any of the activities on behalf of the Fund of a nature described above will be provided to the Sub-Adviser in writing or are set forth the Registration Statement, other public filings with the SEC and the Fund’s investment guidelines. The Manager represents, warrants and covenants that it has full capacity, power and authority to enter into, carry out and perform its obligations arising in respect of all Derivatives and to authorize the Sub-Adviser to perform the activities on behalf of the Fund of a nature described above, and acknowledges and agrees that the Sub-Adviser will rely on this representation, warranty and covenant in doing so. The Manager agrees and covenants that the Sub-Adviser will have no liability to the Manager or the Fund, or any person claiming through, or on behalf of the Fund, or by right of the Fund, or any other person, arising from the fact that the Fund lacked the full capacity, power and authority to enter into, carry out and perform its obligations arising in respect of all Derivatives or to grant the authority purported to be granted to the Manager set forth in this Agreement, and the Manager agrees to hold the Sub-Adviser harmless against all losses which may be incurred by the Sub-Adviser in connection with a claim made against the Sub-Adviser by a counterparty as a result of the Fund lacking such capacity, power and authority.

15.	LIABILITY OF SUB-ADVISER. In the absence of its bad faith, gross negligence or reckless disregard of its obligations and duties hereunder, Sub-Adviser shall not be subject to any liability to Manager, the Fund or their directors, Board of Trustees, officers or shareholders, for any act or omission in the course of, or connected with, rendering services hereunder. However, Sub-Adviser shall indemnify and hold harmless such parties from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) which arise or result from Sub-Adviser’s bad faith, gross negligence, willful misconduct or reckless disregard of its duties hereunder.

16.	LIABILITY OF TRUSTEES AND SHAREHOLDERS. Any obligations of the Fund under this Agreement are not binding upon the Board or the shareholders individually but are binding only upon the assets and property of the Trust with respect to the Fund.

17.	LIMITATION OF LIABILITY. Sub-Adviser is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust or other Trust organizational documents and agrees that the obligations assumed by the Fund shall be limited in all cases to the Fund and the Fund’s assets, and Sub-Adviser shall not seek satisfaction of any such obligation from shareholders. In addition, Sub-Adviser shall not seek satisfaction of any such obligations from the Trustees of the Trust or any individual Trustee. Sub-Adviser understands that the rights and obligations of any Fund under the Declaration of Trust or other organizational document are separate and distinct from those of any of and all other funds within the Trust.

18.	INDEMNIFICATION. Manager and Sub-Adviser agree to indemnify, defend and hold harmless the other party and its affiliates, and their respective officers, directors, partners, managers, employees and authorized agents from and against any and all claims, damages, liabilities, losses, costs and expenses, including reasonable attorneys' fees and costs, that such party and its affiliates and their respective officers, directors, partners, employees and authorized agents may suffer, directly arising from the bad faith, gross negligence or willful misconduct of such indemnifying party or the reckless disregard of such indemnifying party’s duties hereunder. The indemnification provided for hereunder shall be in addition to any rights that the parties may have at law or otherwise and shall survive the termination of this Agreement. The parties hereby acknowledge and agree that the other party shall not be liable nor indemnify for any indirect, special, incidental or consequential damages or other indirect losses, or for any action or omission of any unaffiliated third party, including any broker or dealer or other entity not within the parties' direct supervision or control.

19.	ENFORCEABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be severable as to each Fund.

20.	GOVERNING LAW. This Agreement shall be construed in accordance with the laws of (i) the State of Delaware with respect to matters in which the Trust is a named party or (ii) the State of New York with respect to matters in which the Trust is not a named party, and in either case without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware or State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

21.	VENUE/JURISDICTION. In the event of the institution of any such action, suit or proceeding, each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the courts of the State of New York and each of the parties hereto further consents to the personal jurisdiction of such courts. Any action, suit or proceeding brought by or on behalf of any of the parties hereto relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The parties hereto agree that service of process may be made in any manner permitted by the rules of such courts and the laws of the State of New York. Each party further agrees that the exclusive choice of forum set forth in this section 21 does not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum.

22.	SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

23.	PRIVACY POLICY. Sub-Adviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Fund received from Manager is subject to the limitations on redisclosure and reuse set forth in Section 248.11 of such Regulation, and agrees such information (i) shall not be disclosed to any third party for any purpose without the written consent of Trust CCO unless permitted by exceptions set forth in Sections 248.14 or 248.15 of such Regulation and (ii) shall be safeguarded pursuant to procedures adopted under Section 248.30 of such Regulation if so required.

24.	ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement of the parties.

25.	DEFINITIONS. For the purposes of this Agreement, the terms “vote of a majority of the outstanding shares,” “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act and the rules thereunder subject, however, to such exemptions as may be granted by the SEC under said Act; and references to annual approvals by the Board of Trustees shall be construed in a manner consistent with the 1940 Act and the rules thereunder.

26.	TREATMENT UNDER FCA RULES. The Fund will be treated as a Professional Client under the rules of the Financial Conduct Authority in the United Kingdom.

27.	WRITE DOWN AND CONVERSION POWERS. Each party to this Agreement acknowledges, accepts and agrees that, notwithstanding any other provision of this Agreement or any other agreement, arrangement or understanding between the parties:

(a)	any liability of Sub-Adviser arising under or in connection with this Agreement may be subject to the exercise of Write-down and Conversion Powers by the Resolution Authority;

(b)	Each party to this Agreement will be bound by the effect of any application of any Write-down and Conversion Powers in relation to any such liability and in particular (but without limitation) by:

(i)	any reduction in the outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	any cancellation of any such liability; and

(iii)	any conversion of all or part of such liability into shares, other securities or other obligations of Sub-Adviser or any other person that may result from any exercise of any Write-down and Conversion Powers in relation to any such liability;

(c)	The terms of this Agreement and the rights of each party to this Agreement hereunder are subject to and may be varied, to the extent necessary, to give effect to any exercise of any Write-down and Conversion Powers in relation to any such liability and each party to this Agreement will be bound by any such variation; and

(d)	Shares, other securities or other obligations of Sub-Adviser or any other person may be issued to or conferred on a party to this Agreement as a result of any exercise of any Write-down and Conversion Powers in relation to any such liability.

For purposes of this section:

"Relevant Legislation" means Part 1 of the UK Banking Act 2009, as amended or re-enacted from time to time, any regulations, rules, orders or instruments made thereunder and any other laws, regulations, rules, orders, instruments, or requirements from time to time in force or applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

"Resolution Authority" means the Bank of England or any other body which has authority under the Relevant Legislation to exercise any Write-down and Conversion Powers; and

"Write-down and Conversion Powers" means the powers under the Relevant Legislation to cancel, transfer or dilute shares issued by an entity that is a bank or investment firm or an affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such an entity or any contract or instrument under which that liability arises, to convert all or part of such a liability into shares, securities or obligations of the entity or any other person, to provide that any such contract is to have effect as if a right had been exercised under it or to suspend any obligation in respect of such a liability.

28.	MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, or order.

IN WITNESS WHEREOF, Schroder Investment Management North America Inc. and Schroder Investment Management North America Limited have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Attest:
Schroder Investment Management North America Inc.

By:	By:
Name:
Title:

Schroder Investment Management North America Limited

By:	By:
Name:
Title: